CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement Amendment No. 333-62166 on Form N-1A of our report dated December 23, 2016, relating to the financial statements and financial highlights of Pioneer Global Multisector Income Fund and
Pioneer Global High Yield Fund (the "Funds"), each a portfolio of Series Trust VII, appearing in the Annual Report on Form N-CSR of the Funds for the year ended October 31, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial
Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 27, 2017